Exhibit 99.1

FOR IMMEDIATE RELEASE

Supernus Announces Resignation of Board Member

Rockville, MD, October 31, 2012 —Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company, announced today that Michael Sheffery, a General Partner at OrbiMed Advisors, LLC has resigned from the company’s board of directors, effective October 29, 2012.

“OrbiMed Advisors, LLC remains a significant shareholder in Supernus but as a matter of policy, resigns from company boards as our investments transition into public companies,” said Michael Sheffery. “Since joining the Supernus Board of Directors in December 2005, Michael Sheffery has been an invaluable and insightful director, providing the Board with his excellent judgment and healthcare industry knowledge. We will miss him, and are grateful for his service,” said Jack Khattar, Chief Executive Officer, President and Director of Supernus.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system, or CNS, diseases. The company is developing several product candidates in neurology and psychiatry to address large market opportunities in epilepsy and ADHD including ADHD patients with impulsive aggression. These product candidates include Trokendi XR (extended-release topiramate), and Oxtellar XR (extended-release oxcarbazepine) for epilepsy, SPN-810 for impulsive aggression in ADHD and SPN-812 for ADHD.

CONTACTS:

Jack Khattar, President & CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591